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                                                                EXHIBIT 21.1





                        SUBSIDIARIES OF THE REGISTRANT
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     The following entities are the principal subsidiaries of LaSalle Partners
Incorporated:

     LaSalle Advisors Capital Management, Inc.
     LaSalle Partners Management Services, Inc.
     LaSalle Partners Corporate & Financial Services, Inc.
     LaSalle Partners International, Inc.